UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2006
CHECKFREE CORPORATION
(Exact Name of Registrant as specified in its charter)

Delaware	0-26802	58-2360335

(State or Other Jurisdiction	(Commission File	(IRS Employer
of Incorporation)	No.)	Identification Number)
4411 East Jones Bridge Road
Norcross, Georgia 30092
(678) 375-3000
(Address, including zip code, and telephone number
including area code of Registrant’s
principal executive offices)
Not Applicable
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     Per Item 5.02(d) below, for her service as a Class III Director of CheckFree Corporation (“CheckFree”), C. Kim Goodwin will receive 50% of the yearly compensation paid to non-management (outside) directors. The yearly compensation to which each non-management director is entitled is described in CheckFree’s Current Report on Form 8-K, filed with the SEC on August 3, 2005. Ms. Goodwin will receive the following compensation for her service for the remainder of fiscal 2006:
•	A retainer fee of $22,500; and

•	A retainer fee of $2,500 for service on the Audit Committee.
     Also, on February 2, 2006, Ms. Goodwin received $35,000 worth of restricted stock, or 690 shares, valued at the closing stock price on February 1, 2006. Such shares of restricted stock will vest on August 1, 2006.
     On November 3, 2005, the Board of Directors approved the granting of stock options to newly elected non-management directors upon initial election to the Board of Directors. Thus, on February 2, 2006, Ms. Goodwin received a stock option to purchase 10,000 shares of CheckFree common stock at an exercise price of $50.68 per share (valued at the closing stock price on February 1, 2006), which option vests 20% per year of service from the date of grant and expires on February 2, 2016.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     (b) On February 2, 2006, Lewis C. Levin, who has served on CheckFree’s Board of Directors since September 2000, resigned as a Class III Director effective February 2, 2006. Mr. Levin also served on CheckFree’s Corporate Governance Committee. The Board accepted his resignation at its meeting on February 2, 2006. CheckFree has no disagreement with Mr. Levin.
     (d) On February 2, 2006, CheckFree’s Board of Directors elected C. Kim Goodwin as a Class III Director with a term expiring at the 2007 Annual Meeting of Stockholders to fill the vacancy created by Mr. Levin’s resignation. Ms. Goodwin has been named a member of CheckFree’s Audit Committee.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CheckFree Corporation
Date: February 2, 2006	By:	/s/ David E. Mangum
David E. Mangum, Executive
Vice President and Chief Financial Officer

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